Exhibit 16.1

McGladrey & Pullen

Certified Public Accountants

May 14, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Monosol Rx, Inc., concerning our Firm included in the second paragraph under the caption "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure," in the Company's Registration Statement on Form S-1, which was filed with the Commission.

We agree with the statements made by Monosol Rx, Inc. Please note, however, that for purposes of clarity, McGladrey & Pullen, LLP did not issue an audit opinion on the Company's financial statements for the year ended December 31, 2005.

/s/ McGladrey & Pullen, LLP